Exhibit 99.1

August 4, 2014

To Bally Technologies, Inc. (“Bally”) Regulatory Agency Executives and Staff Members:

August 1, 2014 marked a significant milestone as we announced our strategic decision to combine our business with Scientific Games Corporation (“Scientific Games”), a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets.  A copy of the news release announcing that our two companies have entered into a definitive agreement and plan of merger with the approval of both companies’ Boards of Directors is included for your review.

Both companies are committed to delivering the highest value products and services to our customers with a focus on innovation. The combined company will feature world-class research and development capabilities by utilizing the skills and expertise of our combined talented workforce and diverse product suite to generate meaningful new growth opportunities across the globe and for many years to come.

The compliance teams at Bally and Scientific Games will continue their long-standing practices of working closely with you during the process prior to the closing of this transaction, and will keep you informed of our progress with respect to the many items we will need to discuss and determine between our two companies over the transition period.

In addition to the necessary pre-approvals by our various gaming regulators, the closing of the acquisition will also be subject to normal antitrust review and other customary closing conditions, including the approval of our shareholders. Our Board of Directors is recommending that our shareholders vote in favor of the transaction. Should the agreement be approved by our shareholders, upon the closing Bally will become a wholly owned subsidiary of Scientific Games and our stock will no longer be traded on the New York Stock Exchange.

Bally and Scientific Games share a common vision to become one of the industry’s leading gaming and lottery suppliers with long-term growth prospects based on delivering superior products and services across multiple distribution channels and platforms to our customers around the world. Each organization is highly focused on technology innovation.

Together, we believe that the combined strengths of our talent, product portfolios, and intellectual property will create new opportunities to deliver state-of-the-art product offerings that yield superior value for our customers around the world.

I am incredibly proud of our Bally team and the progress we have made as a company over the last 82 years. Today’s announcement builds on our proud legacy and Scientific Games’ many decades of industry leadership. Together we possess not only the know-how, but also the vision, to potentially revolutionize our industry.

As we embark on this exciting new chapter for Bally, I am confident that this transaction will provide us with the opportunity to fortify our relationships with you and combine our strengths to meaningfully contribute to the gaming and lottery industries.

Respectfully,

Richard Haddrill

Chief Executive Officer

Forward-Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Bally Technologies, Inc. (the “Company”) or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors:  (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Scientific Games to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of the Company; (5) the ability of the Company to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by Scientific Games to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2013, as supplemented by the risks described Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, and our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and Scientific Games. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company and Scientific Games also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Company’s Investor Relations website page at http://investor.ballytech.com or by contacting Investor Relations by mail to Bally Technologies, Inc., Attn: Investor Relations, 6650 El Camino Road; Las Vegas, NV 89118.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the meeting of shareholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on October 28, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available.  You may obtain free copies of this document as described in the preceding paragraph.